                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934


                        Commission File Number 1-13394

                         FULL LINE DISTRIBUTORS, INC.
            (Exact name of registrant as specified in its charter)

                              1200 Airport Drive
                          Ball Ground, Georgia 30107
                                (770) 479-1877
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, without par value
           (Title of each class of securities covered by this Form)

                                     None
      (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)    [ ]
         Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6              [ ]
         Rule 12h-3(b)(1)(i)     [X]

      Approximate number of holders of record as of the certification or notice date: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, Full Line Distributors, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:   8/14/01                       BY:     /s/ Vincent Tyra
      -----------                        ------------------------------
                                      Name:   Vincent Tyra
                                      Title:  Chief Executive Officer